Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Incorporated Location	Holding Company (1) or Subsidiary (2)	Percentage Owned
Diodes Taiwan Inc.	Taiwan	2	100%
Diodes Cayman Islands Company Limited	Cayman Islands	2	100%
Shanghai Kaihong Electronic Co., Ltd.	China	2	95%
Power Analog Microelectronics (Shanghai) Co., Ltd.	China	2	100%
Diodes FabTech Inc.	Delaware	2	100%
Diodes Hong Kong Limited	Hong Kong	2	100%
Diodes Kaihong (Shanghai) Company Limited	China	2	100%
Diodes (Shanghai) Investment Company Limited	China	1	100%
Diodes Technology (Chengdu) Company Limited	China	2	95%
Diodes Shanghai Co., Ltd. (a/k/a Shanghai Kaihong Technology)	China	2	95%
Diodes Japan Kabushiki Kaisha	Japan	2	100%
Diodes International B.V.	Netherlands	1	100%
Diodes Hong Kong Holding Company Limited	Hong Kong	1	100%
Diodes Korea Inc.	Korea	2	100%
Diodes Zetex Hong Kong Limited	Hong Kong	2	100%
Diodes Investment Company	Delaware	1	100%
Diodes Holdings UK Limited	United Kingdom	1	100%
Diodes Zetex Semiconductors Limited	United Kingdom	2	100%
Diodes Zetex Neuhaus GmbH	Germany	2	100%
Diodes Zetex GmbH	Germany	2	100%
Zetex Inc.	New York*	2	100%
Diodes Zetex (Asia) Limited	Hong Kong	2	100%
Diodes Zetex UK Limited	United Kingdom	2	100%
Diodes Zetex Limited	United Kingdom	2	100%
Diodes Zetex Asia Pacific Limited	British Virgin Island*	2	100%
Diodes Zetex Asia Pacific Ventures Limited	British Virgin Island*	2	100%
Diodes Chinatex Limited	British Virgin Island*	2	100%
Diodes Torus Network Products Limited	United Kingdom*	2	100%
Diodes Knaves Beech Securities Limited	United Kingdom*	2	100%
Diodes Seal Semiconductors Limited	United Kingdom*	2	100%
Diodes Fast Analog Solutions Limited	United Kingdom*	2	100%
Diodes Zetex Investment Limited	United Kingdom*	2	100%
Telemetrix Share Scheme Trustees Limited	United Kingdom*	2	100%
Diodes Telemetrix Investments Limited	United Kingdom*	2	100%
Diodes Telemetrix Securities Limited	United Kingdom*	2	100%
Diodes Westward Technology Limited	United Kingdom*	2	100%

*Dormant subsidiary